As filed with the Securities and Exchange Commission on August 16, 2022.

Registration No. 333-225539

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
Form F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

___________________________________

Gold Standard Ventures Corp.
(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1040	n/a
(Province or other Jurisdiction of	(Primary Standard Industrial Classification	(I.R.S. Employer Identification Number, if
Incorporation or Organization)	Code Number)	any)

Suite 1010, 1075 West Georgia St
Vancouver, British Columbia
Canada V6E 3C9
(604) 669-5702
(Address of Principal Executive Offices)

Gold Standard Ventures (US) Inc.
2320 Last Chance Road
Elko, Nevada 89801
(775) 738-9572
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Approximate date of commencement of proposed sale to the public: Not applicable

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

___________________________________

It is proposed that this filing shall become effective (check appropriate box below):

A.	[ X] upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	[ ] at some future date (check appropriate box below)
	1.	[ ] pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
	2.	[ ] pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	[ ] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	[ ] after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. [ ]

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form F-10 (File No. 333-225539) (the “Registration Statement”) filed by Gold Standard Ventures Corp (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) on June 8, 2018, as amended on August 3, 2018 and declared effective by the Commission on August 7, 2018, is being filed to deregister all securities of the Registrant that were registered for issuance on the Registration Statement and remain unsold under such Registration Statement.

On August 12, 2022, the Registrant completed the merger contemplated by the Arrangement Agreement, dated June 12, 2022 (the “Arrangement Agreement”), by and among the Registrant and Orla Mining Ltd (“Orla”). Pursuant to the Arrangement Agreement, the Registrant has become a wholly owned subsidiary of Orla (the “Arrangement”).

As a result of the Arrangement, the offering of the Registrant’s securities pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offering, the Registrant files this Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the securities registered but unsold under the Registration Statement as of the date hereof, if any.

The foregoing description of the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Arrangement Agreement, which is incorporated by reference to Exhibit 99.2 to the Form 6-K furnished to the Commission by the Company on June 22, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-effective Amendment No. 1 on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this August 15, 2022.

Gold Standard Ventures Corp.

By:	/s/ Etienne Morin
Name:	Etienne Morin
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

Chief Executive Officer and
/s/ Jason Simpson	Director (Principal Executive	August 15, 2022
Jason Simpson	Officer)

Chief Financial Officer and Director
/s/ Etienne Morin	(Principal Financial Officer and	August 15, 2022
Etienne Morin	Principal Accounting Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Post-effective Amendment No. 1 to the registration statement, solely in the capacity of the duly authorized representative of Gold Standard Ventures Corp. in the United States, on August 15, 2022.

GOLD STANDARD VENTURES (US) INC.

By:	/s/ Etienne Morin
Name:	Etienne Morin
Title:	Chief Financial Officer